Exhibit 10.1

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AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is made by and between Legend Biotech USA Inc. (“Legend Biotech USA”), together with its subsidiaries and parent company, Legend Biotech Corporation (“Parent”) (collectively the “Company”), and Ying Huang, Ph.D. (the “Executive”) (together, the “Parties”) and is effective as of the Effective Date (as defined below).

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WHEREAS, the Company desires to continue to employ the Executive as the Chief Executive Officer;

WHEREAS, the Executive has agreed to continue his employment on the terms and conditions set forth in this Agreement;

WHEREAS, Legend Biotech USA and the Executive are parties to an employment letter dated December 24, 2000, and prior to that, were parties to the original employment letter dated April 20, 2019 (the “Prior Agreements”); and

WHEREAS, the Company and the Executive entered into an Intellectual Property Rights Agreement, Non- Competition, and Confidentiality Agreement at the inception of the Executive’s employment, which agreement continues to govern and apply to his employment with the Company, as amended herein (as amended, the “Restrictive Covenants Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the Parties herein contained, the Parties hereto agree as follows:

1. Agreement. This Agreement shall be effective as of the date on which it is fully executed by the Parties (the “Effective Date”). The Executive shall continue to be an employee of Legend Biotech USA pursuant to the terms of this Agreement until such employment relationship is terminated in accordance with Section 7 hereof (the “Term of Employment”).

2. Position. During the Term of Employment, the Executive shall serve as the Chief Executive Officer of Parent, primarily working from its headquarters at 2101 Cottontail Lane, Somerset, NJ 08873, and travelling to such other locations as reasonably required by the Executive’s job duties. The Executive shall also serve as a member of the Board of Directors of the Parent (the “Board”) so long as he is serving as Chief Executive Officer; provided, however, that the Executive cannot vote or participate in any decisions of the Board that pose a conflict of interest or impact his personal compensation. In the event the Executive’s employment terminates for any reason, the Executive shall automatically be deemed to have resigned from the Board (and any other board of any subsidiary on which he serves) and will take any actions to effect such resignation(s) if requested by Parent.

3. Scope of Employment. During the Term of Employment, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Executive Officer of the Parent. The Executive shall report to the Board and shall perform and discharge his duties and responsibilities faithfully, diligently, and to the best of the Executive’s ability. The Executive shall devote substantially all of the Executive’s business time, loyalty, attention and efforts to the business and affairs of the Company and its affiliates in compliance with the written policies of the Company as generally in effect, and as amended from time to time by the Company, for executive officers generally. During the Term of Employment, the Executive will not engage in any other employment, occupation, consulting, or other business activity without the prior written consent of the Board, provided however that the foregoing shall not prevent Executive from (i) serving on the boards of directors of non-profit organizations, (ii) participating in charitable, civic, educational, professional, community or industry affairs, (iii) participation on up to two for-profit boards of directors or advisory boards, which for the sake of clarity includes Quanta Therapeutics referred to below, (subject to the consent of the Board which shall not be unreasonably withheld, delayed or conditioned), and (iv) managing Executive’s passive personal investments so long as, in each of clauses (i) through (iv), such activities do not breach Executive’s obligations under the Restrictive Covenant Agreement and do not, in the aggregate, interfere or conflict with Executive’s duties hereunder; and provided further that the Board has approved the Executive’s service as a director on the board of Quanta Therapeutics, Inc., which approval can be rescinded in the future in the Board’s reasonable discretion if such service unreasonably interferes or presents a conflict of interest with his duties hereunder.

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4. Compensation and Benefits. As full compensation for all services rendered by the Executive to the Company and any affiliate thereof (including his services as member of the Board), during the Term of Employment, the Company will provide to the Executive the following:

(a) Base Salary. The Executive shall continue to receive a base salary at the annualized rate of $700,000 (the “Base Salary”). The Executive’s Base Salary shall be paid in equal installments in accordance with the Company’s regularly established payroll procedures. The Executive’s Base Salary will be reviewed on an annual or more frequent basis by the Board and, except as set forth in Section 7(c)(i), is subject to increase (but not decrease) in the discretion of the Board.

(b) Annual Discretionary Bonus. The Executive will be considered for an annual performance bonus with respect to each fiscal year of the Executive’s employment with the Company. The amount, terms and conditions of such bonus (if any) are subject to achievement of the performance goals of the Company to be determined at the reasonable discretion of the Compensation Committee of the Board following reasonable consultation with the Executive. The Executive’s target bonus (the “Target Bonus”) shall be 75% of the Executive’s Base Salary. The actual payout amount for any calendar year may be greater or less than the Target Bonus, depending on the Executive’s performance, business conditions at the Company, and the terms of any applicable bonus plan and, to the extent required by the Board, the achievement of performance targets as established by the Board or the Board’s Compensation Committee. No amount of the annual bonus is guaranteed, and the Executive must be an employee in good standing on the payment date in order to be eligible for any annual bonus for such year, except as set forth in Section 8 below. Any annual bonus will be paid by no later than 2 1⁄2 months after the end of the fiscal year to which it relates.

(c) Equity Awards. Subject to the approval of the Board, the Executive will be eligible to receive annual equity grants, the amount, terms and form of such equity awards to be determined by the Board in its sole discretion, but may consist of restricted stock units (“RSUs”) pursuant to the Legend Biotech Corporation 2020 Restricted Share Plan (the “Restricted Share Plan”), as may be amended from time to time and/or options pursuant to the Legend Biotech Corporation Share Option Scheme adopted as of December 2, 2017 (the “Option Plan”), as may be amended from time to time, or such other equity programs as may be adopted by the Company in the future. When considering the amount and type of equity grants to award, the Board shall consider market and industry practices. The Parties acknowledge that the Executive has previously been granted the equity listed on Annex A. The equity grants made to the Executive shall continue to vest in accordance with the terms of the applicable equity plans and award agreements, including the Executive’s continued employment or service on each vesting date and achievement of performance objectives established by the Company as set forth therein, except as provided in Section 8(b) and 8(c) herein.

(d) Benefits. Subject to eligibility requirements and the Company’s policies, the Executive shall have the right, on the same basis as other similarly-situated employees of the Company, to participate in, and to receive benefits under, all employee health, disability, life insurance, 401(k), accidental death and dismemberment programs the Company provides to its senior executives in accordance with the terms thereof as in effect from time to time. The Company reserves the right to modify, amend or terminate any and all of its benefits plans at is discretion.

(e) Paid Time Off. During the Term of Employment, the Executive shall be entitled to vacation, sick time and holidays in accordance with the Company’s policy and applicable law.

(f) Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

5. Expenses. The Executive will be reimbursed for the Executive’s actual, necessary and reasonable business expenses pursuant to Company policy, subject to the provisions of Section 3 of Exhibit A attached hereto.

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6. Restrictive Covenants Agreement. By executing this Agreement, the Executive agrees that the Restrictive Covenants Agreement is amended in accordance with Exhibit B hereto, is incorporated herein by reference and, as so amended, continues to govern and apply to his ongoing employment with the Company. The Executive acknowledges that the compensation and benefits, including the promise of Severance Benefits and Change in Control Severance Benefits set forth in Sections 8(b) and 8(c) of this Agreement is additional, fair and reasonable consideration for the Executive’s compliance with the obligations set forth in the Restrictive Covenants Agreement, as amended.

7. Employment Termination. This Agreement (except with respect to those provisions that are intended to survive termination of employment by their terms) and the employment of the Executive shall terminate upon the occurrence of any of the following:

(a) Upon the death or Disability of the Executive. As used in this Agreement, the term “Disability” shall have the meaning ascribed to it in the Share Option Scheme.

(b) At the election of the Company, with or without Cause (as defined below), immediately upon written notice by the Company to the Executive. As used in this Agreement, “Cause” shall mean the Executive: (i) engages in an act of willful misconduct or gross negligence, including but not limited to breach of fiduciary duty, misappropriation of trade secrets, fraud, or embezzlement; (ii) commits an act satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, fraud, an act of dishonesty that does or could negatively impact the Company or its reputation, breach of trust, or intentional physical harm to any person; (iii) materially breaches the terms of this Agreement; (iv) material breach of the Restrictive Covenants Agreement; (v) continued failure to substantially perform his material job duties (other than by reason of the Executive’s physical or mental illness, incapacity or disability); or (vi) materially violates a written Company policy or procedure that reasonably could be expected to harm the Company (including its reputation), but which includes, for the avoidance of doubt, any violation of the Company’s policy concerning sexual harassment, discrimination or retaliation, its Code of Business Conduct and Ethics, or insider trading policy; provided that, in the event of (i) –(vi) and if curable, the Company provides written notice to the Executive specifying in detail which element of Cause has occurred, and such condition, act, failure or breach is not cured within thirty (30) days.

(c) At the election of the Executive, with or without Good Reason, upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason). As used in this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s express written consent (each, a “Good Reason Condition”):

(i)	a diminution of the Executive’s Base Salary or Target Bonus percentage;

(ii)	a material diminution in the Executive’s role, duties, authority or responsibilities;

(iii)

a material change in the geographic location at which the Executive provides services to the Company, such that there is an increase of at least thirty (30) miles of driving distance to such location from the Executive’s principal residence as of such change; or

(iv)	any material breach by the Company of this Agreement (to the extent not otherwise covered by this paragraph) or any other written agreement between the Company and the Executive.

The “Good Reason Process” consists of the following steps: (i) the Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within ninety (90) days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) the Executive terminates employment within ninety (90) days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

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8. Effect of Termination.

(a) All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a termination by the Company without Cause or a termination by the Executive with Good Reason (including a voluntary termination by the Executive without Good Reason or a termination by the Company for Cause or due to the Executive’s death or Disability), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive: (i) the Base Salary that has accrued and to which the Executive is entitled as of the effective date of such termination (the “Date of Termination”) and to the extent consistent with general Company policy, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period; (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation in accordance with Section 5 hereof; and (iii) any amounts or benefits to which the Executive is then entitled under the terms of the benefit and equity plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”)) (the payments described in this sentence, the “Accrued Obligations”).

(b) Termination by the Company Without Cause or by the Executive With Good Reason outside of the Change in Control Protection Period If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason outside of the Change in Control Protection Period, the Executive shall be entitled to the Accrued Obligations. In addition, and subject to the conditions of Section 8(d), the Company shall:

(i)

pay the Executive an amount equal to (A) eighteen (18) months (the “Severance Period”) of the Executive’s Base Salary (without giving effect to any decrease that gave rise to Good Reason) (the “Severance Pay”), (B) the Executive’s annual bonus earned for the year prior to the year in which the Executive’s Date of Termination occurs if unpaid as of the Date of Termination, calculated based on the attainment of applicable corporate performance metrics and, with respect to individual metrics, the average of Executive’s individual performance ratings over the two (2) years prior to such performance year shall apply (the “Prior Year Bonus”), and (C) a pro-rated portion of the Executive’s Target Bonus for the year in which the Date of Termination occurs, without regard to whether service or performance metrics or ratings have been established or achieved (whether corporate or individual) (reflecting the number of days during such year that the Executive was employed divided by 365) (the “Pro-Rata Bonus”);

(ii)

provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the “COBRA” law, continue to pay for eighteen (18) months following the Executive’s Date of Termination or until the Executive is eligible for coverage with a subsequent employer or is no longer eligible for coverage under COBRA, whichever occurs first, the share of the premium for health coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage (the “COBRA Payments”), unless the Company’s provision of such COBRA payments will violate the nondiscrimination requirements of applicable law, in which case the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments, if to the Executive, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA;

(iii)

notwithstanding anything to the contrary in any applicable restricted share unit award agreement, stock option agreement or other stock-based award agreement or applicable equity plan, (A) any unvested existing equity awards set forth on Annex A shall be accelerated in full; (B) with respect to any awards that may be granted to the Executive in the future, that portion of any RSUs, stock options and other stock-based awards held by the Executive that would have vested during the eighteen (18) month period following the Executive’s Date of Termination shall be accelerated, such that such then-unvested equity awards shall immediately vest and become fully exercisable or non-forfeitable without regard to any time or individual performance-based requirements, but only so long as any applicable corporate performance goals are achieved, with vesting to be

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accelerated as of the Executive’s Date of Termination if there are no corporate performance goals, or if there are corporate performance goals, then within thirty (30) days following the determination of the attainment of corporate performance goals; and (C) the post-termination exercise period attributable to any stock options (which, the Executive hereby acknowledges will disqualify any existing incentive stock options as of the date of this Agreement from its status as “incentive stock options”) shall be extended to eighteen (18) months (but no later than the original expiration date applicable to the option) from the Executive’s Date of Termination (and the Executive acknowledges that if such options are not exercised within 90 days after termination, any “incentive stock options” granted after the date hereof will lose such treatment); and

(iv)

outplacement services with a nationally recognized provider or executive coaching services for a period of twelve (12) months, which must commence no later than sixty (60) days following the Date of Termination, up to $40,000 in annual fees (the “Coaching Services”, together with the benefits described in this Section 8(b)(i), (ii) and (iii) collectively referred to as the “Severance Benefits”).

(c) Termination by the Company Without Cause or by the Executive With Good Reason Within the Change in Control Protection Period. If the Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason during the Change of Control Period (and for the sake of clarity, the Change in Control actually occurs), then the Executive shall be entitled to the Accrued Obligations. In addition, in lieu of the Severance Benefits set forth in Section 8(b) above, and subject to the conditions of Section 8(d), the Company shall:

(i)

pay the Executive an amount equal to (A) twenty-four (24) months (the “Change in Control Severance Period”) of the Executive’s Base Salary (or Executive’s Base Salary in effect immediately prior to an event giving rise to Good Reason or immediately prior to the Change in Control, if higher) (the “Change in Control Severance Pay”); (B) if the prior year’s annual bonus was earned and has not been paid as of the Date of Termination, the Prior Year Bonus; and (C) the Pro-Rata Bonus; and (D) an amount equal to two (2) times the Executive’s Target Bonus for the year in which the Date of Termination occurs, for sake of clarity without regard to whether service or performance metrics or ratings have been established or achieved (whether corporate or individual);

(ii)	the COBRA Payments as set forth in Section 8(b)(ii);

(iii)

notwithstanding anything to the contrary in any applicable restricted share unit award agreement, stock option agreement or other stock-based award agreement or applicable equity plan, all RSU, stock options and other stock-based awards held by the Executive shall be accelerated, such that all then-unvested equity awards immediately vest and become fully exercisable or non-forfeitable as of the Executive’s Date of Termination (whether or not any corporate or individual performance goals have been achieved), and if the options are assumed or converted, the post-termination exercise period attributable to any stock options shall be extended to eighteen (18) months (which, the Executive hereby acknowledges will disqualify any existing incentive stock options as of the date of this Agreement from its status as “incentive stock options” and any future grants of “incentive stock options” will disqualify as such if not exercised within ninety (90) days of the Date of Termination) from the Executive’s Date of Termination (but no later than the original expiration date applicable to such options); and

(iv)	Coaching Services as set forth in Section 8(b)(iv) (the benefits described in this Section 8(c) collectively referred to as the “Change in Control Severance Benefits”).

(d) Release and Timing of Payments. As a condition of the Executive’s receipt of the Severance Benefits or the Change in Control Severance Benefits, as applicable, the Executive must execute and deliver to the Company a severance and release of claims agreement in a form reasonably acceptable to the Company consistent with market practices(the “Severance Agreement”), which Severance Agreement will include obligations on Executive no more restrictive than provided herein: a release of all releasable claims (with standard exclusions

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including for vested rights that survive termination of employment under this Agreement or other employee benefit, compensation or equity plans, indemnification and D&O coverage), mutual non-disparagement, confidentiality, and reasonable cooperation obligations, a reaffirmation of the Executive’s continuing obligations under the Restrictive Covenants Agreement or any similar agreements then in effect, and in the event of termination pursuant to Section 8(c) above, an agreement that the non-competition and non-solicitation obligations under Sections 4 and 8 of the Restrictive Covenants Agreement shall apply for a period of twenty-four (24) months following the Date of Termination. The Severance Agreement must become irrevocable within sixty (60) days following the date of the Executive’s Date of Termination (or such shorter period as may be set forth in the Severance Agreement), except in the event of a Pre-Change in Control Termination, in which case the Executive shall be required to execute (and not revoke) a second Severance Agreement that must become irrevocable within sixty (60) days following the Change in Control (or such shorter period as may be set forth in the Severance Agreement) in order to receive the enhanced payments and benefits set forth in Section 8(c). The Severance Benefits or the Change in Control Severance Benefits, as applicable, are subject to Exhibit A. With respect to timing of payments of the Severance Benefits, (i) the Severance Pay shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over the Severance Period, commencing promptly after the effectiveness of the Severance Agreement but in any event within sixty (60) days after the Date of Termination, (ii) the Prior Year Bonus shall be paid at the same time as bonuses are paid to executives generally and in accordance with Section 4(b) above, and (iii) the Pro-Rata Bonus will be paid with the first payment of severance. With respect to the Change in Control Severance Benefits, subject to Exhibit A, the payments set forth in Section 8(c)(i) shall be paid in a lump sum payment promptly after the effectiveness of the Severance Agreement but in any event within sixty (60) days after the Date of Termination (except in the event of a Pre-Change in Control Termination, in which case the enhanced payments and benefits set forth in Section 8(c)(i) shall be paid in a lump sum payment within ten (10) days following the effective date of the second Severance Agreement referred to above), so long as the payment of the Change in Control Severance Benefits will not result in any additional tax under Section 409A of the Code, and if it would trigger such tax, then the payments set forth in Section 8(c)(i) shall be paid in the same manner as the Severance Benefits, with the Change in Control Severance Payment being paid over the Change in Control Severance Period; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, any payments due under Section 8(b) or 8(c) above, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year promptly after the effectiveness of the Severance Agreement but in any event by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. The Executive must continue to comply with the Severance Agreement(s), the Restrictive Covenants Agreement and any similar agreement with the Company in order to be eligible to receive or continue receiving the Severance Benefits or Change in Control Severance Benefits, as applicable.

(e) Change in Control Definitions. For purposes of this Agreement or any other agreement between the Executive and the Company, the following terms have the meaning set forth below:

“Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i)

any Exchange Act Person (as defined below) becomes the Owner, directly or indirectly, of securities of the Parent representing 50 % or more of the combined voting power of Legend Biotech USA’s or the Parent’s then outstanding securities (the “Designated Percentage Threshold”). Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the Designated Percentage Threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Parent reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Parent, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the Designated Percentage Threshold, then a Change in Control will be deemed to occur;

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(ii)

there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) Legend Biotech USA or the Parent and, immediately after the consummation of such merger, consolidation or similar transaction, unless the stockholders of the Parent immediately prior thereto Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Parent immediately prior to such transaction; or

(iii)

there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of Legend Biotech USA or of the Parent and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of Legend Biotech USA or if applicable, the Parent and its subsidiaries to an entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Parent in substantially the same proportions as their Ownership of the outstanding voting securities of the Parent immediately prior to such sale, lease, license or other disposition.

In addition, the definition of Change in Control is intended to be treated as the definition of a “Corporate Transaction” under the Restricted Shares Plan or other incentive compensation plans to the extent the context applies.

Change in Control Protection Period: Means the period commencing three months before (or such longer period if a definitive agreement that would, if consummated, constitute a Change in Control has been executed and is pending on the Date of Termination) (a “Pre-Change in Control Termination”) and ending eighteen months following a Change in Control;

“Exchange Act Person” means any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), except that “Exchange Act Person” will not include (i) the Parent or any subsidiary of the Parent, (ii) any employee benefit plan of the Parent or any subsidiary of the Parent or any trustee or other fiduciary holding securities under an employee benefit plan of the Parent or any subsidiary of the Parent, or (iii) any natural person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Parent representing more than 50% of the combined voting power of the Parent’s then outstanding securities.

“Own,” “Owned,” “Owner,” “Ownership” - a person or entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

9. Modified Section 280G Cutback. Notwithstanding any other provision of this Agreement, except as set forth in Section 9(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the following provisions shall apply:

(a) The Company shall not be obligated to provide to the Executive any portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive. For purposes of this Section 9, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount”. Determinations under this Section 9 shall be made by the Company’s auditors that were engaged by the Company prior to the Change in Ownership or Control, except as set forth below in Section 9(d) in the event of a dispute.

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(b) Notwithstanding the provisions of Section 9(a), no such reduction in Contingent Compensation Payments shall be made if (1) the Eliminated Amount (computed without regard to this sentence) exceeds (2) one hundred percent (100%) of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 9(b) shall be referred to as a “Section 9(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law. In making calculations under this Section 9, (i) no payment (or portion thereof) shall be taken into account which does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the excise tax, no payment or portion thereof shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (ii) the value of any non-cash benefit or any deferred payment or benefit included as a payment shall be determined in accordance with the principles of Sections 280G of the Code. If the Executive requests a valuation of post-employment obligations, then the Company shall obtain a valuation and bear the cost.

(c)	For purposes of this Section 9 the following terms shall have the following respective meanings:

(i)

“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)

“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to or for the benefit of a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 9(d). Within thirty (30) days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (1) which Potential Payments constitute Contingent Compensation Payments, (2) the Eliminated Amount and (3) whether the Section 9(b) Override is applicable. Within sixty (60) days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Executive agrees with the Company’s determination pursuant to the preceding sentence or (B) that the Executive disagrees with such determination, in which case the Executive shall set forth (x) which Potential Payments should be characterized as Contingent Compensation Payments, (y) the Eliminated Amount, and (z) whether the Section 9(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 9, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Executive states in the Executive Response that the Executive agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three (3) business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that the Executive disagrees with the Company’s determination, then, for a period of sixty (60) days following delivery of the Executive

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Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in New Jersey, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three (3) business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three (3) business days following the resolution of such dispute. Subject to the limitations contained in Sections 9(a) and 9(b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

The provisions of this Section 9 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan under which the Executive may receive Contingent Compensation Payments.

10. Absence of Restrictions. The Executive represents and warrants that the Executive is not bound by any employment contracts, restrictive covenants or other restrictions that prevent the Executive from carrying out the Executive’s responsibilities for the Company, or which are in any way inconsistent with any of the terms of this Agreement.

11. Notice. Any notice delivered under this Agreement shall be deemed duly delivered three (3) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, or immediately upon hand delivery, in each case to the address of the recipient set forth below.

To the Executive: At the address set forth in the Executive’s personnel file

To Company:

Legend Biotech Corporation

2101 Cottontail Lane

Somerset, NJ 08873

Attention: Legal Department

Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11.

12. Governing Law; Enforcement. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with this Agreement, the Restrictive Covenant Agreement, the Executive’s employment with the Company or any other relationship between the Executive and the Company (the “Disputes”) will be governed by New Jersey law, excluding laws relating to conflicts or choice of law. The Executive and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the state of New Jersey in connection with any Dispute or any claim related to any Dispute (except such disputes arising under Section 9(d)).

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business; provided, however, that the obligations of the Executive are personal and shall not be assigned by the Executive. In the event of the Executive’s death after a termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement or otherwise, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

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14. At-Will Employment. During the Term of Employment, the Executive will continue to be an at-will employee of the Company, which means that, notwithstanding any provision set forth herein, the employment relationship can be terminated by either Party for any reason, at any time, with or without prior notice and with or without Cause, subject to the terms of this Agreement.

15. Indemnification. During the Term and for the period of time following termination of Executive for any reason during which time Executive could be subject to any claim based on his position in the Company, the Company agrees to indemnify the Executive and hold the Executive harmless (including advancing his legal fees and costs so long as the Executive executes a standard undertaking to repay any expense paid or reimbursed by the Company if it is ultimately adjudicated that he is not legally entitled to be indemnified by the Company) in investigating and defending any actions or proceedings commenced (or threatened) against the Executive due to his capacity as an employee, officer, or director of the Company or for any actions or omissions undertaken by the Executive during his employment with or service to the Company to the fullest extent permitted under applicable law and the Company’s organizational documents. During the Term and for the period of time following termination of Executive for any reason during which time Executive could be subject to any claim based on his position in the Company, the Executive shall be entitled to coverage under the director’s and officer’s indemnification insurance policy that shall be maintained by the Company, covering Executive to the same extent as such coverage is in place for any active officer or director of the Company.

16. Acknowledgment. The Executive states and represents that the Executive has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that the Executive has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs the Executive’s name of the Executive’s own free act. The Company agrees to reimburse the Executive for reasonable legal fees incurred with respect to the review of this Agreement and any ancillary agreements up to $15,000.

17. No Oral Modification, Waiver, Cancellation or Discharge. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

18. Captions and Pronouns. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

19. Interpretation. The Parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting Party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms. References in this Agreement to the “Board” shall include any authorized committee thereof.

20. Severability. Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Moreover, if a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

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21. Entire Agreement. This Agreement (together with the Restrictive Covenants Agreement, as amended, and the equity documentation referred to herein) constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, including, without limitation, the Prior Agreements.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year set forth above.

LEGEND BIOTECH USA INC.

By:	/s/ Lori Macomber
Name:	Lori Macomber
Title:	Treasurer/Chief Financial Officer

EXECUTIVE:

/s/ Ying Huang
Ying Huang, Ph.D.

AS TO GRANTS OF EQUITY IN LEGEND BIOTECH CORPORATION AND APPOINTMENT AS CEO AND ANY OTHER APPLICABLE MATTERS HEREIN

LEGEND BIOTECH CORPORATION

By:	/s/ Lori Macomber
Name:	Lori Macomber
Title:	Chief Financial Officer

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EXHIBIT A

Payments Subject to Section 409A

1. Subject to this Exhibit A, any severance payments that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment. The following rules shall apply with respect to distribution of the severance payments, if any, to be provided to the Executive under the Agreement solely to the extent that such severance payments are reasonably determined to be payments of “non-qualified deferred compensation” subject to the application of Section 409A of the Internal Revenue Code (“Section 409A”), as applicable:

(a) It is intended that each installment of the severance payments provided under the Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments shall be made on the dates and terms set forth in the letter agreement.

(c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)

Each installment of the severance payments due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid on the dates and terms set forth in the Agreement; and

(ii)

Each installment of the severance payments due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six (6) months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six (6) months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of Section 2 of this Exhibit A, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

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3. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

4. The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit A) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

5. The Agreement is intended to comply with, or be exempt from, Section 409A and shall be interpreted accordingly.

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EXHIBIT B

Amendment to Restrictive Covenants Agreement

By signing the Employment Agreement to which this Exhibit B is attached, the Restrictive Covenants Agreement is modified as follows:

1. References to the “Company” shall mean Legend Biotech USA, Inc. and its parent company, Legend Biotech Corporation.

2. Section 4.1 is amended to replace “twelve (12) months” with “eighteen (18) months”.

3. Section 4.1 is amended to change the definition of a competitive business from “…on any projects that will compete with the Company in CAR-T Drug Discovery and Cell therapy” to “on any product, process, development or project that would compete with the Company in cell therapy, including, without limitation, CAR-T cell therapies, or any other business in which, at the time of my termination of employment, the Company is engaged, or is taking substantial steps to engage or explore (a “Competitive Business”).”

4. Section 4.4 is deleted in its entirely and shall read “intentionally omitted”.

5. The Termination Certificate referred to in Section 6 that is attached to the Restrictive Covenants Agreement as Exhibit B is deleted and replaced with a new Termination Certificate, attached hereto as Exhibit B-1.

6. Section 8 is deleted in its entirety and replaced with the following:

“Non-solicitation of Employees and Customers. I agree that during the term of my employment with the Company and for a period of eighteen (18) months immediately following the termination of my employment with the Company for any reason, whether voluntary or involuntary, with or without cause, I shall not either directly or indirectly (i) solicit or attempt to solicit any employee of the Legend Biotech Group who was employed at the time of my termination of employment or who was employed during the three (3) month period prior to my termination, either for myself or for any other person or entity; or (ii) call upon, solicit, encourage, entice or induce (or attempt to do any of the foregoing) on behalf of a Competitive Business, or otherwise divert, take away or interfere with (or attempt to do any of the foregoing) any of the existing or prospective customers, collaboration partners, suppliers or business of the Legend Biotech Group with whom I had contact or about whom I learned Legend Biotech Confidential Information (where “prospective” means one to whom a pitch or presentation has been made during the six

(6) month period prior to the termination of my employment). I agree that nothing in this Section 8 shall affect my continuing obligations under this Agreement during and after this eighteen (18) month period including, without limitation, my obligations under Section 1.

6. Section 12 is deleted in its entirety and shall read “intentionally omitted”.

Other than as described above, the original Restrictive Covenants Agreement and the terms and provisions thereof remain in full force and effect.

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EXHIBIT B-1

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, Legend Biotech Confidential Information as defined in Section 1.1 of the Intellectual Property Rights Assignment, Non-Competition and Confidentiality Agreement (the “Agreement”) and the Company Documents and Property as set forth in Section 5 of the Agreement, any other documents or property, or reproductions of any and all aforementioned items belonging to Legend Biotech USA Inc., its parent, subsidiaries or affiliates, or their respective successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others), as covered by the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all Legend Biotech Confidential Information and Associated Third Party Confidential Information, including trade secrets, confidential knowledge, data, or other proprietary information relating to products, services, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, customer lists, business plans, financial information, or other subject matter pertaining to any business of the Company, its subsidiaries or affiliates, or any of its or their employees, clients, consultants, or licensees.

I further agree that, in compliance with the non-competition provisions under Section 4 of the Agreement and for eighteen (18) months from the termination date or twenty-four (24) months if in connection with a Change in Control, I will not directly or indirectly compete with the Company within the scope and territory set forth in Section 4 of the Agreement.

I further agree that, in compliance with the non-solicitation provisions under Section 8 of the Agreement and for eighteen (18) months from the termination date or twenty-four (24) months if in connection with a Change in Control, I will not either directly or indirectly solicit any of the Company’s employees or existing or prospective customers, collaboration partners, suppliers or business within the scope and territory set forth in Section 8 of the Agreement.

I further agree that nothing in the Agreement (including Sections 4 and 8) shall affect my continuing obligations under the Agreement during and after the eighteen (18) or twenty-four (24) month restricted period, including without limitation, my obligations under Section 1 thereof.

After leaving the Company’s employment, I will be employed by                                                   in the position of                                         .

Date:	Signature of employee:

Print name:

Address for Notifications:

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ANNEX A

EXISTING PARENT EQUITY GRANTS

(i)	54,228 RSUs granted on March 25, 2022 pursuant to the Restricted Share Plan and the applicable award agreement;

(ii)	Option to purchase 1,000,000 ordinary shares granted on July 22, 2019 pursuant to the Option Plan and the applicable award agreement;

(iii)	75,500 RSUs granted on March 19, 2021 pursuant to the Restricted Share Plan and the applicable award agreement.

(iv)	Option to purchase 300,000 ordinary shares granted on March 29, 2021 pursuant to the Option Plan and the applicable award agreement.

(v)	16,362 RSUs granted on June 30, 2022 pursuant to the Restricted Share Plan and the applicable award agreement.

(vi)	Options to purchase 240,000 ordinary shares granted on June 30, 2022 pursuant to the Option Plan and the applicable award agreement.